Exhibit 5

Carl P. Ranno

Attorney at Law*

2733 East Vista Dr.

Phoenix, Arizona 85032

Voice 602.493.0369

June 2, 2014

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

Re: Cloud Medical Doctor Software Corporation

Ladies and Gentlemen:

This office represents Cloud Medical Doctor Software Corporation, a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement onForm S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the registration of a total of 25,000,000 shares of the Registrant's common stock issuable under the Registrant's Consulting Agreement, dated

January 14, 2014 (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We acknowledge that we are referred to under the heading "Legal Matters" in the

Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit

5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the

Registered Securities for offer and sale in such states.

/s/ Carl P. Ranno

Carl P. Ranno